Exhibit 99.1

Contact:	Dan McCarthy, 610-774-5758
PPL Corporation
Two North Ninth St.
Allentown, PA 18101
Fax 610-774-5281

Miller Named PPL Chief Operating Officer;
Executive Vice President to Retire

    ALLENTOWN, Pa. (July 27, 2004) - PPL Corporation (NYSE: PPL) announced Tuesday (7/27) that James H. Miller, an electricity industry veteran with more than 30 years of diverse experience, will become the company's executive vice president and chief operating officer, effective Sept. 1. The company also announced that Lawrence E. De Simone, executive vice president, is retiring, effective the same date.
    Miller currently serves as executive vice president and president of PPL Generation and has responsibility for the company's generation and marketing operations. As chief operating officer, he will assume responsibility for PPL's Pennsylvania and international electricity delivery companies, in addition to his current responsibilities.
    "Larry De Simone has made major contributions to PPL in the six years that he has been part of our team. He was instrumental in the establishment of our successful energy marketing operation and of our Supply organization that now accounts for more than three-quarters of the company's earnings," said William F. Hecht, chairman, president and chief executive officer. "We thank Larry for his leadership and for serving as an excellent representative of PPL. We wish him health and happiness in his retirement."
    Miller, 55, has served as president of PPL's electricity generation company since 2001 and as executive vice president of PPL Corporation since late 2003.
    "With extensive experience in both the regulated and unregulated segments of the electricity business, Jim Miller is the ideal choice to step into a chief operating officer role for the company," said Hecht. "Jim's assumption of responsibility for our domestic and international delivery businesses allows us to consolidate our operations under a leader with proven operations background."
    In addition to the generation, marketing and electricity delivery businesses, Miller will have responsibility for the company's information services and environmental management departments.
    Hecht; Miller; John R. Biggar, executive vice president and chief financial officer; and Robert J. Grey, senior vice president and general counsel, will make up the company's executive management team.
    Replacing Miller as president of PPL Generation will be Bryce Shriver, who has served as senior vice president of the company's nuclear operation since 2002.
    "With the addition of Shriver as the president of one of the company's four major subsidiaries, Jim will have a superb executive team - a group with a solid record of outstanding performance over many years both at PPL and across the electricity business," said Hecht.
    Britt McKinney, who recently joined the company as vice president of nuclear site operations, will take over day-to-day responsibilities for the company's Susquehanna nuclear plant and report to Shriver, who will continue to serve as PPL Generation chief nuclear officer. Also reporting to Shriver will be Dennis Murphy, vice president and chief operating officer-Eastern Fossil & Hydro; and Brad Spencer, vice president and chief operating officer-Western Fossil & Hydro.

James H. Miller

    Before joining PPL, Miller was executive vice president of USEC Inc., an international supplier of enriched uranium to nuclear utilities. Previously, Miller was president of ABB Environmental Systems, a worldwide leader in the supply of air pollution control equipment for the power industry, and ABB Resource Recovery Systems, which specialized in the design, construction and operation of waste-to-energy plants. Miller also served as president of UC Operating Services, an unregulated subsidiary of Constellation Energy and Louisville Gas and Electric Co.
    He began his career in the electricity industry at the former Delmarva Power & Light Co., where he held various engineering and management positions. Miller received his bachelor's degree in electrical engineering from the University of Delaware. He also served in the U. S. Navy nuclear submarine program.

Lawrence E. De Simone

    De Simone, who joined PPL in November 1998 as president of PPL EnergyPlus, became executive vice president in 2001.
    Before coming to PPL, he was senior vice president-Energy Services for Virginia Power Co. Prior to that, he served as president of Central & South West Corp.'s energy services and telecommunications operations and as its vice president for strategic planning.
    Earlier in his career, he was a partner with Scott, Madden and Associates, an Atlanta-based utilities consulting firm, and a senior vice president with Energy Management Associates, an Atlanta computer software company that developed programs for utilities.
    De Simone also served as manager of strategic planning for San Diego Gas & Electric Co. and as supervisor of energy economic research for Pacific Gas & Electric Co. He earned a Bachelor of Arts degree in economics from Claremont McKenna College in California and a Ph.D. in business administration from the University of California at Berkeley.

Bryce Shriver

    Shriver, who has served as senior vice president and chief nuclear officer for PPL Generation since May of 2002, came to PPL as Susquehanna plant general manager in 1999. He was named vice president for site operations in 2000. Prior to joining PPL, Shriver held a variety of nuclear positions at Virginia Power, including director-Corporate Nuclear Safety and manager of Operations and Maintenance at the Surry Power Station.
    Prior to his work with energy companies, Shriver served as director of the nuclear reactor facility at the University of Virginia. He also was a nuclear power engineer with the U.S. Navy, assigned to the U.S. Atomic Energy Commission's Division of Naval Reactors.
    Shriver earned bachelor and Ph.D. degrees in metallurgical engineering and a master's of science degree in nuclear engineering from the University of Missouri at Rolla. He also earned a master's in business administration from Averett College in Danville, Va.
    PPL Corporation plans to release its consolidated second-quarter 2004 earnings results before the stock market opens Wednesday (7/28). PPL management will discuss these results and the company's general business outlook during a conference call with financial analysts at 9 a.m. (EDT) that day.
    The call will be available online live, in audio format, on PPL's Internet Web site at www.pplweb.com. For those who cannot listen to the live webcast, a replay will be accessible via PPL's Web site for 30 days. Interested individuals also can access the live conference call via telephone at 913-981-5571.
    PPL Corporation, headquartered in Allentown, Pa., controls more than 12,000 megawatts of generating capacity in the United States, sells energy in key U.S. markets and delivers electricity to nearly 5 million customers in Pennsylvania, the United Kingdom and Latin America. More information is available at www.pplweb.com.

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Note to Editors: Visit PPL's media Web site at www.pplnewsroom.com for additional news and background about the corporation and its subsidiaries.